Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-132192, No. 333-159004, No. 333-202548, No. 333-216242, No. 333-226114, No. 333-236547, No. 333-263036, and No. 333-277874 on Forms S-8 of our reports dated December 12, 2024, relating to the consolidated financial statements of Liquidity Services, Inc. and the effectiveness of Liquidity Services, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended September 30, 2024.

/s/ Deloitte & Touche LLP

McLean, VA

December 12, 2024